 ANDERSEN ANDERSEN [and] STRONG, L.C. ----------------------------------- Certified Public and Business Consultants Member SEC Practice Section of AICPA 941 East 3300 South, Suite 202 Salt Lake CIty, Utah 84106 Telephone 801 486-0096 Fax 801 486-0098 REPORT ON REVIEW BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS The Board of Directors Golden Hole, Inc. We have reviewed the balance sheet of the above Company (development stage company) as of September 30, 2001 and June 30, 2001 [and]the related statements of operations and the statements of cash flows for the three, six, and nine months ended September 30, 201 and June 31, 2001. These financial statements are the responsibility of the company's management. We conducted our review in accordance with standards established by the American institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for finanacial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted acounting principles. /s/ Andersen Andersen and Strong -------------------------------- ANDERSEN ANDERSEN AND STRONG Salt Lake City October 23 , 2001